Exhibit 99.1

Ecovyst Reports Second Quarter 2024 Results

MALVERN, PA, August 1, 2024 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading integrated and innovative global provider of advanced materials, specialty catalysts and services, today reported results for the second quarter ended June 30, 2024 and updated fiscal 2024 guidance.

Second Quarter 2024 Results & Highlights
▪Sales of $182.8 million, compared to $184.1 million in the second quarter of 2023, reflecting lower average selling prices in Ecoservices as a result of the pass-through of lower variable costs, including sulfur costs of approximately $3 million, partially offset by higher sales volume in regeneration services, virgin sulfuric acid and advanced silicas.
▪Net Income of $8.3 million, compared to $26.1 million in the year-ago quarter, with a net income margin of 4.5% and diluted net income per share of $0.07. The lower net income was a result of lower operating income and lower equity in net income from the Zeolyst Joint Venture, coupled with higher interest and debt refinancing costs. Adjusted Net Income was $14.1 million with Adjusted Diluted Income per share of $0.12.
▪Adjusted EBITDA of $56.9 million, down 28% compared to the second quarter of 2023, with an Adjusted EBITDA margin of 26.8%, reflecting lower net pricing in Ecoservices associated with the timing and contractual pass-through effect of lower variable costs, an increase in planned turnaround and maintenance costs and lower sales in our Zeolyst Joint Venture, partially offset by higher sales volume for Ecoservices and Advanced Silicas.
•Amended and extended the Company’s Term Loan, reducing the interest rate spread and extending the maturity date to June 2031.
•Through open market transactions, repurchased 552,081 shares of common stock at an average price of $9.05 per share for a total cost of $5.0 million.
•Announced equity investment in Pajarito Powder, LLC to expand advanced materials capability through collaboration on the development of technology for production of electrolyzers and fuel cells.
▪Updating 2024 guidance to reflect anticipated softening of demand in sustainable fuel production and emission control end uses and more cautious outlook for industrial demand for virgin sulfuric acid for the balance of 2024.

“We are pleased with our second quarter 2024 performance, which came in above our estimates. In the second quarter of 2024 our Ecoservices segment benefited from volume growth, with high refinery utilization contributing to strong demand for our regeneration services and positive demand fundamentals resulting in higher sales volume for virgin sulfuric acid compared to the second quarter of 2023. We also saw higher sales volume for our catalyst activation and treatment services business,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “Within our Advanced Materials & Catalysts segment, sales of advanced silicas increased compared to the second quarter of 2023. However, sales within the Zeolyst Joint Venture decreased primarily due to lower sales of catalyst materials used in sustainable fuel production and emission control applications. Adjusted EBITDA for the second quarter of 2024 was $57 million, reflecting lower sales volume in the Zeolyst Joint Venture and lower net pricing in Ecoservices, partially offset by strong demand in Ecoservices and Advanced Silicas.”

Ecovyst Second Quarter 2024 Earnings Release	Page 1

Review of Segment Results and Business Trends
Ecoservices
Our regeneration services support the production of alkylate, a high value gasoline component critical for meeting regulatory gasoline standards and for producing premium grade gasoline. More stringent gasoline standards and increasing demand for higher-octane premium fuels used in high compression, more fuel-efficient engines have contributed to high utilization rates for our customers’ alkylation units. High refinery utilization and favorable refining margins during the first half of 2024 continued to support demand for our regeneration services and we expect that refinery utilization will remain high in the second half of 2024. Sulfuric acid is a widely used chemical that plays a key role in the production of a wide array of materials, particularly those supporting green infrastructure. In the second quarter of 2024, sales of virgin sulfuric acid increased compared to the second quarter of 2023. We expect our virgin sulfuric acid sales to continue to benefit from mining activity for metals and minerals that provide conductivity in low carbon technologies, as well as from demand in a wide range of industrial applications. Our catalyst activation services provide for ex-situ sulfiding and pre-activation for hydro-processing catalysts, with expected demand growth in both traditional and sustainable fuel production. We believe sustainability trends will continue to translate into favorable demand for our treatment services business as customers seek the sustainability-focused waste solutions offered by Ecoservices.
Second quarter 2024 sales were $153.9 million, compared to $158.1 million in the second quarter of 2023. The change in sales reflects lower average selling prices, primarily due to the pass-through of lower variable costs, including costs for energy and sulfur of approximately $3 million, partially offset by higher sales volume for regeneration services and virgin sulfuric acid. Second quarter 2024 Adjusted EBITDA was $49.7 million, compared to $60.1 million in the second quarter of 2023. The decrease was primarily driven by unfavorable net pricing, reflecting the timing and contractual pass-through of certain costs, including energy and other indexed costs, and an increase in turnaround and maintenance costs, partially offset by higher sales volume in both regeneration services and virgin sulfuric acid.
Advanced Materials & Catalysts
Our Advanced Silicas business supplies critical catalyst components for the production of high-density polyethylene, a high-strength and high-stiffness plastic used in bottles, containers, and molded applications and linear low-density polyethylene used predominately for films. While we continue to expect long-term demand for polyethylene films and packaging to remain positive, during the second half of 2023 we saw evidence of softer global demand and lower operating rates for polyethylene producers, which have continued into the first half of 2024. During the second quarter, sales volume for Advanced Silicas increased on higher sales of niche custom catalysts and functionalized silicas. Our future expectations for sales of advanced silicas used for the production of polyethylene are based, in part, on the ongoing expansion of our Advanced Silicas production capability at our Kansas City, Kansas facility, that is intended to support growth in demand for polyethylene production, backed by long-term customer commitments. We expect the expansion at our Kansas City, Kansas site to be complete in late 2025. Through the Zeolyst Joint Venture, we supply specialty catalysts to customers for use in the production of both traditional and sustainable fuels, petrochemicals, and emission control systems for both on-road and non-road diesel engines. We also supply niche-custom catalysts in the refining and petrochemical industries.
During the second quarter of 2024, Advanced Silicas sales were $28.9 million, compared to $26.0 million in the second quarter of 2023, with the increase primarily related to higher sales of niche custom catalysts. Our proportionate 50% share of second quarter sales for the Zeolyst Joint Venture was $29.0 million, compared to $44.7 million in the second quarter of 2023. The change in Zeolyst Joint Venture sales was due primarily to lower sales of catalysts used in the production of sustainable fuels, emission control applications and timing of niche custom catalyst sales. Second quarter 2024 Adjusted EBITDA for Advanced Materials & Catalysts, which includes our proportionate 50% share of the Zeolyst Joint Venture, was $14.7 million, compared to $25.4 million in the second quarter of 2023, with the change reflecting lower sales within the Zeolyst Joint Venture, partially offset by higher sales in Advanced Silicas.

Ecovyst Second Quarter 2024 Earnings Release	Page 2

Cash Flows and Balance Sheet
Cash flows from operating activities was $46.4 million for the six months ended June 30, 2024, compared to $41.1 million for the six months ended June 30, 2023. The increase was primarily driven by the timing of dividends received from the Zeolyst Joint Venture offset by debt extinguishment costs. At June 30, 2024, the Company had cash and cash equivalents of $83.3 million, total gross debt of $873.0 million and availability under the ABL facility of $72.3 million, after giving effect to $3.3 million of outstanding letters of credit and no revolving credit facility borrowings outstanding, for total available liquidity of $155.6 million. The net debt to net income ratio was 14.1x as of June 30, 2024 and the net debt leverage ratio was 3.3x as of June 30, 2024.

Updated 2024 Financial Outlook
“For the second half of 2024 we expect demand for regeneration services, treatment services and catalyst activation to remain positive. We currently expect sales of virgin sulfuric acid to increase in 2024, compared to 2023, however, we are cautious about macro-economic headwinds in the second half of 2024 that could lead to lower industrial demand and a weaker spot market demand for virgin acid. The Hurricane Beryl weather event is expected to result in a modest impact to our third quarter Ecoservices results due to repair costs and prolonged storm-related production outages at a few of our customers. For Advanced Silicas, we continue to expect sales of polyethylene catalysts and supports to be up in 2024 as compared to 2023. However, uncertainty around industrial fundamentals and operating rates could impact the size of these gains,” said Bitting.
“While we remain excited about the long-term growth prospects for catalyst sales into sustainable fuel applications, we are revising our near-term outlook given evolving industry trends in 2024. The value of Renewable Identification Numbers or RINs, which incentivize the production of renewable diesel, have been adversely impacted by the development of an imbalance between production and current demand. This imbalance, in conjunction with the increased cost of feedstocks, has adversely impacted near-term economics for producers of renewable diesel. We expect that this near-term headwind will result in the deferral of construction of new renewable diesel units. We also expect that low utilization rates in the existing renewable diesel units will result in deferred refill sales as producers are able to extend catalyst life. In addition, U.S. rising interest rates have adversely impacted sales of heavy-duty diesel vehicles. June sales were down 25% year-over-year, and marked the eleventh consecutive month of sales declines for Class 8 vehicles in the U.S. In Europe, the four-year delay in implementation of Euro7 for heavy-duty diesel vehicles has also impacted sales, with sales of heavy-duty vehicles expected to be down 15% to 20% year-over-year. As a result, we have also reduced our expectations for sales of emission control catalysts for the balance of the year.
In consideration of our lower expectations for sales of catalysts used in the production of sustainable fuels and emission control applications, and with a more conservative view of overall demand fundamentals in the second half of 2024, we are revising our guidance for full-year 2024 Adjusted EBITDA to a range of $230 million to $245 million. Despite the uncertain conditions and near-term macro-economic headwinds in a few of our product lines, we remain confident in the long-term growth trajectory of our business. Ecovyst still expects to generate higher year-over-year Adjusted Free Cash Flow while continuing to make the investments that support future growth,” Bitting said.
Based upon the Company’s view of business conditions and demand trends as of today, the Company’s revised guidance for full year 2024 is as follows:

▪Sales of $700 million to $740 million (change from $715 million to $755 million)
▪Sales of $115 million to $135 million (change from $145 million to $165 million) for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP Sales
▪Full year 2024 Adjusted EBITDA1 of $230 million to $245 million (change from $255 million to $275 million)
▪Free Cash Flow1 of $75 million to $85 million (change from $85 million to $105 million)
▪Capital expenditures of $70 million to $80 million
▪Interest expense of $48 million to $52 million (change from $45 million to $55 million)
▪Depreciation & Amortization
•Ecovyst - $88 million to $92 million (change from $85 million to $95 million)
•Zeolyst J.V. - $12 million to $14 million
▪Effective tax rate in the mid 20% range
▪Full year 2024 Adjusted Net Income1 of $53 million to $74 million, with Adjusted Diluted Income per share of $0.45 to $0.63.

Ecovyst Second Quarter 2024 Earnings Release	Page 3

The Company’s guidance for third quarter 2024 is as follows:
▪Q3 2024 Adjusted EBITDA1 of $58 million to $65 million
▪Q3 2024 Adjusted Net Income1 of $14 million to $21 million, with Adjusted Diluted Income per share of $0.12 to $0.18.

1In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Stock Repurchase Authorization
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450.0 million of the Company’s outstanding common stock over the next four years. To date, repurchases under the program have been funded using cash on hand and cash generated from operations, with repurchases conducted through negotiated transactions with the Company’s equity sponsors, as well as through open market repurchases. Future repurchases may also be conducted through negotiated transactions, open market repurchases or other means, including through Rule 10b-18 trading plans or through the use of other techniques such as accelerated share repurchases.
During the second quarter of 2024, the Company repurchased 552,081 shares of its common stock on the open market at an average price of $9.05 per share, for a total cost of $5.0 million.
During the second quarter of 2023, in connection with a secondary offering of the Company’s common stock in May 2023, the Company repurchased 4,000,000 shares of its common stock sold in the offering from the underwriter at a price of $10.88 per share concurrently with the closing of the offering, for a total of $43.5 million.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion. As of June 30, 2024, $229.6 million was available for share repurchases under the program.

Conference Call and Webcast Details
On Thursday, August 1, 2024, Ecovyst management will review the second quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 343-5419 (domestic) or
1 (203) 518-9731 (international) and use the participant code ECVTQ224.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

Ecovyst Second Quarter 2024 Earnings Release	Page 4

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of advanced materials, specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products and services contribute to improving the sustainability of the environment.
We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides high quality and high strength virgin sulfuric acid for industrial and mining applications. Ecoservices also provides chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry. Advanced Materials & Catalysts, through its Advanced Silicas business, provides finished silica catalysts, catalyst supports and functionalized silicas necessary to produce high performing plastics and to enable sustainable chemistry, and through its Zeolyst Joint Venture, innovates and supplies specialty zeolites used in catalysts that support the production of sustainable fuels, remove nitrogen oxides from diesel engine emissions and that are broadly applied in refining and petrochemical process. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Income per share, Net Debt to Net Income ratio and Net Debt Leverage Ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the attached appendix.

Zeolyst Joint Venture
The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Ecovyst Second Quarter 2024 Earnings Release	Page 5

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, capital expenditure projects, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends, our third quarter 2024 financial outlook and our 2024 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including tariffs and trade disputes, currency exchange rates, the effects of inflation and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst Second Quarter 2024 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2024	2023	% Change	2024	2023	% Change

Sales	$182.8	$184.1	(0.7)%	$343.4	$345.0	(0.5)%
Cost of goods sold	129.1	123.1	4.9%	250.5	247.5	1.2%
Gross profit	53.7	61.0	(12.0)%	92.9	97.5	(4.7)%
Selling, general and administrative expenses	22.7	21.4	6.1%	44.3	42.5	4.2%
Other operating expense, net	3.1	6.3	(50.8)%	6.8	13.0	(47.7)%
Operating income	27.9	33.3	(16.2)%	41.8	42.0	(0.5)%
Equity in net (income) from affiliated companies	(1.4)	(11.4)	(87.7)%	(3.5)	(11.6)	(69.8)%
Interest expense, net	12.9	9.2	40.2%	26.3	19.0	38.4%
Debt extinguishment costs	4.6	—	NM	4.6	—	NM
Other expense, net	0.4	0.6	(33.3)%	0.6	0.2	200.0%
Income before income taxes	11.4	34.9	(67.3)%	13.8	34.4	(59.9)%
Provision for income taxes	3.1	8.8	(64.8)%	4.3	9.7	(55.7)%
Effective tax rate	27.1%	25.2%		30.9%	28.3%
Net income	$8.3	$26.1	(68.2)%	$9.5	$24.7	(61.5)%

Earnings per share:
Basic earnings per share	$0.07	$0.22		$0.08	$0.20
Diluted earnings per share	$0.07	$0.22		$0.08	$0.20

Weighted average shares outstanding:
Basic	116,912,332	118,651,402		116,935,708	120,335,414
Diluted	117,635,289	119,920,742		117,545,240	121,831,942

Ecovyst Second Quarter 2024 Earnings Release	Page 7

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$83.3	$88.4
Accounts receivable, net	85.2	81.3
Inventories, net	52.0	45.1
Derivative assets	12.3	13.4
Prepaid and other current assets	31.1	17.8
Total current assets	263.9	246.0
Investments in affiliated companies	409.2	440.2
Property, plant and equipment, net	573.6	576.9
Goodwill	404.3	404.5
Other intangible assets, net	109.4	116.6
Right-of-use lease assets	24.3	24.3
Other long-term assets	35.2	29.4
Total assets	$1,819.9	$1,837.8
LIABILITIES
Current maturities of long-term debt	$6.5	$9.0
Accounts payable	34.2	40.2
Operating lease liabilities—current	7.7	8.2
Accrued liabilities	48.5	61.7
Total current liabilities	96.9	119.1
Long-term debt, excluding current portion	855.9	858.9
Deferred income taxes	115.2	115.8
Operating lease liabilities—noncurrent	16.4	16.0
Other long-term liabilities	18.2	22.5
Total liabilities	1,102.6	1,132.3
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,872,846 and 140,744,045 on June 30, 2024 and December 31, 2023, respectively; outstanding shares 116,466,232 and 116,116,895 on June 30, 2024 and December 31, 2023, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	1,100.7	1,102.6
Accumulated deficit	(161.3)	(170.9)
Treasury stock, at cost; shares 24,406,614 and 24,627,150 on June 30, 2024 and December 31, 2023, respectively	(223.5)	(226.7)
Accumulated other comprehensive loss	—	(0.9)
Total equity	717.3	705.5
Total liabilities and equity	$1,819.9	$1,837.8

Ecovyst Second Quarter 2024 Earnings Release	Page 8

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2024	2023
Cash flows from operating activities:	(in millions)
Net income	$9.5	$24.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36.5	34.1
Amortization	7.0	7.0
Amortization of deferred financing costs and original issue discount	1.1	1.0
Debt extinguishment costs	0.1	—
Foreign currency exchange loss (gain)	0.2	(0.6)
Deferred income tax (benefit) provision	(1.7)	1.3
Net loss on asset disposals	0.6	2.3
Stock compensation	7.5	9.1
Equity in net income from affiliated companies	(3.5)	(11.6)
Dividends received from affiliated companies	33.0	10.0
Other, net	2.3	6.2
Working capital changes that used cash:
Receivables	(4.1)	(3.0)
Inventories	(6.7)	(3.0)
Prepaids and other current assets	(4.5)	(5.7)
Accounts payable	(3.3)	(1.5)
Accrued liabilities	(27.6)	(29.2)
Net cash provided by operating activities	46.4	41.1

Cash flows from investing activities:
Purchases of property, plant and equipment	(36.6)	(39.2)
Other, net	(0.2)	—
Net cash used in investing activities	(36.8)	(39.2)

Cash flows from financing activities:
Draw down of revolving credit facilities	—	14.5
Repayments of revolving credit facilities	—	(14.5)
Issuance of long-term debt, net of discount	870.8	—
Repayments of long-term debt	(877.5)	(4.5)
Repurchases of common shares	(5.0)	(73.4)
Tax withholdings on equity award vesting	(1.2)	(0.9)
Repayment of financing obligation	(1.5)	(1.4)
Other, net	—	0.3
Net cash used in financing activities	(14.4)	(79.9)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	(3.7)
Net change in cash and cash equivalents	(5.1)	(81.7)
Cash and cash equivalents at beginning of period	88.4	110.9
Cash and cash equivalents at end of period	$83.3	$29.2

Ecovyst Second Quarter 2024 Earnings Release	Page 9

Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(in millions)
Reconciliation of net income to Adjusted EBITDA
Net income	$8.3	$26.1	$9.5	$24.7
Provision for income taxes	3.1	8.8	4.3	9.7
Interest expense, net	12.9	9.2	26.3	19.0
Depreciation and amortization	21.6	21.0	43.6	41.2
EBITDA	45.9	65.1	83.7	94.6
Joint venture depreciation, amortization and interest(a)	3.2	3.2	6.5	6.8
Amortization of investment in affiliate step-up(b)	0.9	1.6	2.5	3.2
Debt extinguishment costs	4.6	—	4.6	—
Net loss on asset disposals(c)	—	1.1	0.6	2.3
Foreign currency exchange (gain) loss(d)	(0.1)	(0.4)	0.1	(1.1)
LIFO (benefit) expense(e)	(1.5)	1.1	(2.7)	2.5
Transaction and other related costs(f)	0.1	1.2	0.2	2.6
Equity-based compensation	3.8	5.0	7.5	9.1
Restructuring, integration and business optimization expenses(g)	0.2	1.1	0.4	2.1
Other(h)	(0.2)	0.3	(1.0)	0.1
Adjusted EBITDA	$56.9	$79.3	$102.4	$122.2

Ecovyst Second Quarter 2024 Earnings Release	Page 10

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Advanced Materials & Catalysts segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, effectively reflecting the results as if these inventories were valued using the FIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(h)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Also included in this amount are adjustments to eliminate the benefit realized in cost of goods sold of the allocation of a portion of the contract manufacturing payments under the five-year agreement with the buyer of the Performance Chemicals business to the financing obligation under the failed sale-leaseback. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst Second Quarter 2024 Earnings Release	Page 11

Appendix Table A-2: Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended June 30,
	2024					2023
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$11.4	$3.1	$8.3	$0.07	$0.07	$34.9	$8.8	$26.1	$0.22	$0.22
Amortization of investment in affiliate step-up(b)	0.9	0.2	0.7	0.01	0.01	1.6	0.4	1.2	0.01	0.01
Debt extinguishment costs	4.6	1.2	3.4	0.03	0.03	—	—	—	—	—
Net loss on asset disposals(c)	—	—	—	—	—	1.1	0.3	0.8	0.01	0.01
Foreign currency exchange gain(d)	(0.1)	—	(0.1)	—	—	(0.4)	(0.2)	(0.2)	—	—
LIFO (benefit) expense(e)	(1.5)	(0.3)	(1.2)	(0.01)	(0.01)	1.1	0.3	0.8	0.01	0.01
Transaction and other related costs(f)	0.1	—	0.1	—	—	1.2	0.3	0.9	0.01	0.01
Equity-based compensation	3.8	0.9	2.9	0.02	0.02	5.0	1.0	4.0	0.03	0.03
Restructuring, integration and business optimization expenses(g)	0.2	0.1	0.1	—	—	1.1	0.3	0.8	0.01	0.01
Other(h)	(0.2)	(0.1)	(0.1)	—	—	0.3	0.1	0.2	(0.01)	(0.01)
Adjusted Net Income(1)	$19.2	$5.1	$14.1	$0.12	$0.12	$45.9	$11.3	$34.6	$0.29	$0.29

Weighted average shares outstanding				116,912,332	117,635,289				118,651,402	119,920,742

	Six months ended June 30,
	2024					2023
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$13.8	$4.3	$9.5	$0.08	$0.08	$34.4	$9.7	$24.7	$0.20	$0.20
Amortization of investment in affiliate step-up(b)	2.5	0.6	1.9	0.02	0.02	3.2	0.8	2.4	0.02	0.02
Debt extinguishment costs	4.6	1.2	3.4	0.03	0.03	—	—	—	—	—
Net loss on asset disposals(c)	0.6	0.1	0.5	—	—	2.3	0.6	1.7	0.01	0.01
Foreign currency exchange loss (gain)(d)	0.1	—	0.1	—	—	(1.1)	(0.2)	(0.9)	(0.01)	(0.01)
LIFO (benefit) expense(e)	(2.7)	(0.7)	(2.0)	(0.02)	(0.02)	2.5	0.7	1.8	0.02	0.02
Transaction and other related costs(f)	0.2	0.1	0.1	—	—	2.6	0.7	1.9	0.02	0.02
Equity-based compensation	7.5	1.4	6.1	0.05	0.05	9.1	0.8	8.3	0.07	0.07
Restructuring, integration and business optimization expenses(g)	0.4	0.1	0.3	—	—	2.1	0.6	1.5	0.01	0.01
Other(h)	(1.0)	(0.3)	(0.7)	—	—	0.1	—	0.1	0.01	—
Adjusted Net Income(1)	$26.0	$6.8	$19.2	$0.16	$0.16	$55.2	$13.7	$41.5	$0.35	$0.34

Weighted average shares outstanding				116,935,708	117,545,240				120,335,414	121,831,942

See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

Ecovyst Second Quarter 2024 Earnings Release	Page 12

(1)We define Adjusted Net Income as net income adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted Net Income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition.

The adjustments to net income are shown net of applicable tax rates of 25.1% and 26.2% for the six months ended June 30, 2024 and 2023, respectively, except for equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162(m), and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item.

Ecovyst Second Quarter 2024 Earnings Release	Page 13

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended June 30,			Six months ended June 30,
	2024	2023	% Change	2024	2023	% Change

Sales:
Ecoservices	$153.9	$158.1	(2.7)%	$295.6	$295.8	(0.1)%
Advanced Silicas	28.9	26.0	11.2%	47.8	49.2	(2.8)%
Total sales	$182.8	$184.1	(0.7)%	$343.4	$345.0	(0.5)%

Zeolyst Joint Venture sales	$29.0	$44.7	(35.1)%	$52.5	$66.8	(21.4)%

Adjusted EBITDA:
Ecoservices	$49.7	$60.1	(17.3)%	$91.2	$96.9	(5.9)%
Advanced Materials & Catalysts	14.7	25.4	(42.1)%	25.8	38.4	(32.8)%
Unallocated corporate expenses	(7.5)	(6.2)	(21.0)%	(14.6)	(13.1)	(11.5)%
Total Adjusted EBITDA	$56.9	$79.3	(28.2)%	$102.4	$122.2	(16.2)%

Adjusted EBITDA Margin:
Ecoservices	32.3%	38.0%		30.9%	32.8%
Advanced Materials & Catalysts(1)	25.4%	35.9%		25.7%	33.1%
Total Adjusted EBITDA Margin(1)	26.8%	34.7%		25.9%	29.7%

(1)Adjusted EBITDA Margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst Second Quarter 2024 Earnings Release	Page 14

Appendix Table A-4: Adjusted Free Cash Flow

	Six months ended June 30,
	2024	2023
	(in millions)
Net cash provided by operating activities	$46.4	$41.1
Less:
Purchases of property, plant and equipment(1)	(36.6)	(39.2)
Free Cash Flow(2)	$9.8	$1.9

Adjustments to free cash flow:
Cash paid for debt financing costs included in cash from operating activities	4.6	—
Adjusted Free Cash Flow(2)	$14.4	$1.9

Net cash used in investing activities(3)	$(36.8)	$(39.2)
Net cash used in financing activities	$(14.4)	$(79.9)

(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)We define Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted Free Cash Flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations, and is an important financial measure for use in evaluating our financial performance. Our presentation of Adjusted Free Cash Flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of Adjusted Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view Adjusted Free Cash Flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider Adjusted Free Cash Flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of Adjusted Free Cash Flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Adjusted Free Cash Flow.

Ecovyst Second Quarter 2024 Earnings Release	Page 15

Appendix Table A-5: Net Debt Leverage Ratio

	June 30, 2024		June 30, 2023
	(in millions, except ratios)
Total debt	$873.0		$882.0
Less:
Cash and cash equivalents	83.3		29.2
Net debt	$789.7		$852.8

Trailing twelve months:
Net income	$56.1		$67.4
Adjusted EBITDA(1)	$240.1		$266.8

Net Debt to Net Income ratio	14.1	x	12.7	x
Net Debt Leverage ratio	3.3	x	3.2	x

(1)Refer to Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Second Quarter 2024 Earnings Release	Page 16